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FOR IMMEDIATE RELEASE:  September 21, 1994

Contact:  Patrick Strickler
               (314) 425-3835

NYSE Symbol:  MTL
In newspaper stock tables generally MercBc or MercBcpMO


            MERCANTILE BANCORPORATION ANNOUNCES PLANS
            TO MERGE WITH CENTRAL MORTGAGE BANCSHARES

          Mercantile Bancorporation Inc., the St. Louis-based $12 billion bank holding company, today announced that it has signed an agreement to merge with Central Mortgage Bancshares, Inc., a $629 million-asset bank holding company based in Kansas City, Missouri.

          Central Mortgage operates four banks with 17 offices in western Missouri, and a mortgage banking unit based in Springfield. Citizens-Jackson County Bank, the company's largest, has nine offices in the Kansas City area, two in Warrensburg and one in Chilhowee. Central Mortgage also owns Citizens State Bank of Nevada, with offices in Nevada and Butler; Barton County State Bank, in Lamar; and Farmers Bank of Stover, with two offices in Morgan County.

          "The merger with Central Mortgage continues
Mercantile's strong and steady growth in the Kansas City area and western Missouri," said Thomas H. Jacobsen, Mercantile's chairman and chief executive officer. "Central Mortgage's network provides a strategic expansion of Mercantile's Missouri franchise, while its mortgage business will further expand our home loan operations in the region."

          "Mercantile has a long and distinguished tradition of banking excellence, which is consistent with what we have worked hard to build at Central Mortgage Bancshares," noted C. Adrian
Harmon, Central Mortgage's senior chairman and founder.

          "We are pleased to have found in Mercantile a partner that shares our focus on customer service and community commitment," said Lynn A. Harmon, chairman and chief executive officer of Central Mortgage. "I am confident that our customers, employees and shareholders will all benefit from joining the Mercantile family."

          Central Mortgage shareholders will receive 2,625,533 shares of Mercantile common stock as consideration for the merger. In connection with the transaction, Mercantile has an option to acquire a number of shares equal to 19.9% of Central Mortgage's outstanding common stock, exercisable under certain conditions. Mercantile expects to complete the merger in the


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first half of 1995, subject to the approval of Central Mortgage shareholders and regulatory agencies.

          Mercantile also announced that it may purchase up to 262,500 shares of its own common stock in open-market transactions.

          St. Louis-based Mercantile Bancorporation Inc. had June 30, 1994 assets of approximately $12 billion and owns 41 banks in Missouri, eastern Kansas, southern Illinois and northern Iowa.
On July 6, 1994, Mercantile announced plans to enhance its southwestern Illinois franchise through a merger with the $210 million-asset Wedge Bank, based in Alton. On July 13, 1994, Mercantile announced plans to expand its southwest and central Missouri presence through a merger with Lebanon, Missouri-based UNSL Financial Corp, the $464 million-asset parent of United Savings Bank. Mercantile's non-bank subsidiaries include companies providing brokerage services, asset-based lending, investment advisory services and credit life insurance.

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